Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 28, 2011 (except for Note 15 as to which the date is January 23, 2012), in the Registration Statement to be filed on Form S-1 on January 24, 2012 and related Prospectus of Del Frisco’s Restaurant Group, LLC for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

January 23, 2012